Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Announces $150 Million Accelerated Share Repurchase

SINGAPORE – March 9, 2022 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), today announced that it has entered into an accelerated share repurchase (ASR) agreement to repurchase $150 million of the Company's common stock. The ASR agreement was entered into pursuant to Kulicke & Soffa's current $800 million repurchase authorization.

Kulicke & Soffa anticipates completing the transactions associated with the ASR by the end of its third fiscal quarter of 2022. At that time, the Company anticipates that approximately $340 million will remain under its current repurchase authorization. The final number of shares to be repurchased under the ASR agreement will be based on the volume-weighted average price of the Company's common stock, less a discount, during the term of the ASR.

During its second fiscal quarter of 2022 through March 2, K&S deployed $24.4 million to repurchase 459.7 thousand shares. Cumulatively, since August 27, 2014 through March 2, 2022, $407.8 million has been deployed to repurchase an aggregate of 20.6 million shares under the Company's current and prior repurchase authorizations.

Kulicke & Soffa ended its first fiscal quarter on January 1, 2022 with approximately 63.3 million diluted shares outstanding.
About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

Caution Concerning Results and Forward-Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the effects of the COVID-19 pandemic on our business, the effects of supply chain constraints on our business, and the other factors listed or discussed in our Annual Report on Form 10-K for the fiscal year ended October 2, 2021, filed on November 18, 2021, and our other filings with the Securities and Exchange Commission. Kulicke and Soffa Industries, Inc. is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com
2